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IFR Systems, Inc.
Subsidiaries of the Registrant
Exhibit 21.0


IFR Systems, Inc. - Parent             Delaware


Photon Kinetics, Inc.                  Oregon
York Technology Ltd.                   England
IFR Systems International, Inc.        Barbados